Exhibit 99.1

DURATA THERAPEUTICS, INC. REPORTS FIRST QUARTER 2013

FINANCIAL RESULTS

-Raised $54 million in recent equity offering-

CHICAGO, IL, May 9, 2013 – Durata Therapeutics, Inc. (NASDAQ: DRTX) today announced financial results for the quarter ended March 31, 2013.

Financial results for the quarter ended March 31, 2013

As of March 31, 2013, we had cash and cash equivalents plus short-term investments of $46.7 million, compared to $45.4 million at December 31, 2012.

Net loss for the three months ended March 31, 2013 (the “2013 Quarter”) was $15.8 million, compared to a net loss of $8.3 million for the three months ended March 31, 2012 (the “2012 Quarter”).

Research and development expenses for the 2013 Quarter were $11.1 million, compared to $6.8 million for the 2012 Quarter. The $4.3 million increase from the 2012 Quarter to the 2013 Quarter principally resulted from an increase of $2.5 million related to chemistry, manufacturing and control related expenses, an increase of $1.1 million in consulting expenses for the closeout of our DISCOVER 1 and DISCOVER 2 clinical trials and preparation of the NDA submission, and an increase of $0.6 million for personnel costs.

General and administrative expense for the 2013 Quarter was $4.1 million, compared to $1.2 million for the 2012 Quarter. The $2.9 million increase from the 2012 Quarter to the 2013 Quarter principally resulted from an increase of $1.5 million for personnel costs, an increase of $0.9 million in legal and consulting fees and an increase of $0.4 million for insurance and other operating expenses to support our pre-launch activities and increased compliance requirements.

Q1 2013 Highlights and Recent Events

Our significant accomplishments include the following:

•	Announced positive topline results for our DISCOVER 2 clinical trial in February.

•	In March, borrowed $20.0 million from Oxford Finance LLC for general working capital purposes.

•	Completed an equity offering in April, resulting in approximately $54.1 million of net proceeds before deducting costs payable by us.

•	Presented new data demonstrating in vitro potency of dalbavancin against bacterial pathogens at the 23rd Annual ECCMID Meeting at the end of April.

“We raised $74 million in the first four months of 2013 to fund our operations through potential commercial launch of dalbavancin in the United States for treatment of acute bacterial skin and skin structure infections (ABSSSI),” said Paul Edick, Chief Executive Officer of Durata Therapeutics, Inc. “Overall, our spending declined during the quarter as we conclude activity around our two, global Phase 3 clinical trials and prepare for submission of a new drug application to the FDA.”

Conference Call and Webcast Information

The company will host a conference call today, May 9, 2013 at 8:30 AM EST. To access the call, please dial 866-632-4021 for participants in the U.S. or Canada and 404-991-3968 for international callers (reference Conference ID 63029636). A replay of the call may be accessed through May 23, 2013 by dialing 800-585-8367 for callers in the U.S. and Canada and 404-537-3406 for international callers (reference Conference ID 63029636). The conference call will also be webcast live on the Investor Relations section of the Company’s website at www.duratatherapeutics.com.

About Dalbavancin

Dalbavancin is an intravenous antibiotic product candidate under investigation for once-weekly dosing, which we believe may facilitate the treatment of patients with ABSSSI in both the in-patient and out-patient settings, potentially reducing the length of a patient’s hospital stay or avoiding hospital admission altogether, with an impact on the overall cost of care for these patients.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Durata has completed its DISCOVER 1 and DISCOVER 2 global Phase 3 clinical trials with its lead product candidate, dalbavancin, under investigation for the treatment of patients with acute bacterial skin and skin structure infections, or ABSSSI.

Forward-looking statements

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this press release include statements about the timing of the filing of a NDA with the FDA and the potential commercialization of dalbavancin. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our most recent annual report on Form 10-K, which is on file with the SEC and is also available on our website. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Investor Relations and Public Affairs Contact

Allison Wey

Durata Therapeutics, Inc.

Vice President, Investor Relations and Public Affairs

(312) 219-7017

awey@duratatherapeutics.com

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheet

(in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets

Current assets:
Cash and cash equivalents	$32,642	$32,257
Short-term investments	14,087	13,094
Prepaid expenses and other current assets	3,995	5,844

Total current assets	50,724	51,195

Acquired in process research and development	15,292	15,292
Goodwill	5,811	5,811
Property and equipment, net	1,047	981
Restricted cash	1,143	852
Deferred charge	11,236	12,417
Other assets	865	—

Total assets	$86,118	$86,548

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$11,124	$8,618
Accrued expenses	3,939	10,602
Income taxes payable	453	2,281

Total current liabilities	15,516	21,501

Long-term debt (less unamortized debt discount of $1,594 at March 31, 2013)	18,406	—
Non-current income tax payable	1,412	1,117
Contingent consideration	20,120	19,836
Accrued interest liability	1,190	—
Other liabilities	327	222

Total liabilities	56,971	42,676

Total stockholders’ equity	29,147	43,872

Total liabilities and stockholders’ equity	$86,118	$86,548

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

			Period from
			inception
			(November 4,
			2009) to
	Three month period ended March 31,		March 31,
	2013	2012	2013
Operating expenses:
Research and development expenses	$11,092	$6,771	$97,936
General and administrative expenses	4,050	1,221	21,833
Acquisition related charges, net	284	268	8,828

Operating loss	15,426	8,260	128,597
Total other (income) expense	93	(2)	34

Loss before income tax expense (benefit)	15,519	8,258	128,631
Income tax expense (benefit)	248	—	(5,563)

Net loss	$(15,767)	$(8,258)	$(123,068)

Net loss per common share – Basic and Diluted	$(0.86)	$(132.12)
Weighted-average common shares – Basic and Diluted	18,367,540	62,500